CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT is made and entered into as of this 27th day of August, 2002 by and between AMERICAN SPORTS DEVELOPMENT GROUP, INC., (hereinafter referred to as the “Company”), with its principal place of business at 155 Verdin Road, Greenville, South Carolina 29607, and, Sandy Rossen, with his place of business at 375 Sunrise Highway, Suite 5, Lynbrook, NY 11563 (hereinafter referred to as “Consultant”).

RECITALS

        WHEREAS, Consultant has provided to the Company certain consulting services in the areas of corporate image advertising, business development, and business strategy in connection with the Company’s business, primarily a wholesaler of equipment and supplies to the paintball gaming industry (the “Business”);

        WHEREAS, in consideration for Services previously rendered, the Company desires to issue 15,000 shares of its common stock that shall be registered on Form S-8 upon the terms and conditions hereafter set forth.

        NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

        1.         Engagement. The Company acknowledges that Consultant has performed the following consulting services (the "Services"):

                   1.1 Duties of Consultant. The Consultant has provided such services and advice to the Company so as to advise the Company in business development, business strategy and corporate image. Without limiting the generality of the foregoing, Consultant has assisted the Company in developing, studying and evaluating acquisition proposals, preparing reports and studies thereon when advisable, and assisting in matters of executive compensation and discussions pertaining thereof. Consultant has undertaken such services under the direction of William R. Fairbanks, CEO for the Company.

        2.         Duties Expressly Excluded. The parties acknowledge that Consultant was excluded from providing any and all capital formation services to the Company inclusive of but not limited to (i) direct or indirect promotion of the Company’s securities; (ii) assistance in making a market in the Company’s securities; and (iii) assistance in obtaining debt and/or equity financing. The Consultant did not have the power of authority to bind the Company to any transaction without the Company’s prior written consent.

        3.         Consideration. Company and Consultant agree that Consultant shall receive from the Company a fee of Fifteen Thousand (15,000) shares of Company’s common stock, as consideration for the services previously rendered and described in this Agreement. The Company shall file within five (5) days of the execution of this Agreement a registration statement on Form S-8 covering such issuance.

        4.         Term. This Agreement shall be effective until terminated upon mutual written agreement of the parties hereto.

         5.         Expenses. Consultant acknowledges that he was required to bear his out-of-pocket costs and expenses incident to performing the Consulting Services, with a right of reimbursement from the Company if such expenses were pre-approved by the Company.

        6.         Consultant’s Liability. In the absence of negligence or willful misconduct on the part of the Consultant or the Consultant’s breach of any terms of this Agreement, the Consultant shall not be liable to the Company or to any officer, director, employee, stockholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of the Company, made by the Consultant without the prior approval or authorization of the Company.

        7.         Company’s Liability. The Consultant agrees to defend, indemnify, and hold the Company harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney’s fees paid in defense of the Company) which may in any way result from Consultant’s negligence or willful misconduct or breach of the provisions of this Agreement or in any connection with any actions taken or statements made, on behalf of the Company, without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

         8.         Consultant Representations. The Consultant makes the following representations:

                  a.        Consultant has no prior or existing legally binding obligations that are in conflict with its entering into this Agreement;

                  b.        Consultant shall not offer or make payment of any consideration to brokers, dealers, or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of the Company's securities;

                  c.        Consultant is not currently and never has been the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities commission;

                   d.         Consultant's activities and operations fully comply with now and will comply with in the future all applicable state and federal securities laws and regulations;

                   e.         Consultant understands that, as a result of his services, he may have come to possess material non-public information about the Company, and that he has implemented internal control procedures designed to reasonably ensure that neither he nor any of his employees, agents, contractors or affiliates, trade in the securities of Company while in possession of material non-public information;

                  f.        For a period of two years from the date of this Agreement, the Consultant shall treat as the Company's confidential trade secrets and keep confidential all data, information, ideas, knowledge and papers pertaining to the proprietary technical information of the Company as well as business and financial information related thereto (the "Confidential Information"). Notwithstanding the foregoing , "Confidential Information" shall not include, and the provisions of this Agreement will not apply to, any information disclosed by the Company and/or Consultant (1) if such information is demonstrated to be generally available to the public at the time of disclosure to the Consultant; (2) after the time, if any, that such information becomes generally available to the public without any breach by Consultant; (3) was already in the Consultant's possession at the time of disclosure to the Consultant (whether such time of disclosure is before or after the date hereof); (4) is developed by the Consultant independently of the Services; or (5) was lawfully received by the Consultant from a third party without restriction as to disclosure or use.

                  g.         The Consultant shall use the same effort to maintain the confidentiality of the Company's confidential and proprietary information as he would his own and shall maintain in strict confidence and shall not disclose at any time, without the prior written consent of the Company, any of the Confidential Information to any other person or entity, unless such information has entered the public domain through lawful means, without violation of this Agreement, or pursuant to requirements of law or court order.

         9.         Company Representations. The Company makes the following representations:

                   a.         The Company is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities commission;

                  b.         The Company and its senior management are not aware of any materially adverse events not previously disclosed in the Company's annual and quarterly reports with the Securities and Exchange Commission.

        10.         Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

        11.         Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing wavier. No waiver shall be binding unless executed in writing by the party making the waiver.

        12.         Assignment and Binding Effect. This Agreement and the rights hereunder may not be assigned by the parties (except by operation of law or merger) and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

         13.         Notices. Any notice or other communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed at the following locations:

Company:
AMERICAN SPORTS DEVELOPMENT GROUP, INC.
155 Verdin Road
Greenville, South Carolina 29607
Attn: William R. Fairbanks

Consultant:
Sandy Rossen
375 Sunrise Highway, Suite 5,
Lynbrook, NY 11563
Attn: Sandy Rossen

or at such other location as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or other communication shall be deemed to be given on the date of receipt.

        14.         Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.

        15.         Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of South Carolina, without giving effect to conflicts of laws.

        16.         Headings. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

         17.         Further Acts. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

         18.         Acknowledgment Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

         19.         Independent Contractor Status. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

         20.         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have duly execute this Agreement as of the date first written above.

AMERICAN SPORTS DEVELOPMENT GROUP, INC. By: /s/ William R. Fairbanks William R. Fairbanks, its CEO Sandy Rossen /s/ Sandy Rossen Sandy Rossen